UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report: June 12, 2017

SIGMA LABS, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-38015	27-1865814
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3900 Paseo del Sol, Santa Fe, New Mexico 87507
(Address of Principal Executive Offices) (Zip Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Registrant’s telephone number, including area code: (505) 438-2576

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      .

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      .

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 12, 2017, Sam Bell resigned from the board of directors (the “Board”), Audit Committee of the Board (the "Audit Committee"), Compensation Committee of the Board, and the Nominating and Corporate Governance Committee of the Board, of Sigma Labs, Inc. (“Sigma”). Mr. Bell was an independent director of Sigma and chairman of the Audit Committee, and as a result of the resignation of Mr. Bell, Sigma no longer complies with Nasdaq's audit committee requirements as set forth in Nasdaq Listing Rule 5605 because the Audit Committee is not comprised of at least three independent directors.

On June 12, 2017, in accordance with Nasdaq Listing Rules, Sigma notified Nasdaq of Mr. Bell's resignation and the resulting non-compliance with Nasdaq Listing Rule 5605. On June 13, 2017, Sigma received a notice from Nasdaq acknowledging the fact that Sigma does not meet the requirements of Nasdaq Listing Rule 5605.

In accordance with Nasdaq Listing Rule 5605(c)(4), to regain compliance with Nasdaq Listing Rules, Sigma (i) has until the earlier of its next annual shareholders’ meeting or June 12, 2018, or (ii) if Sigma's next annual shareholders' meeting is held before December 11, 2017, then Sigma must evidence compliance no later than December 11, 2017.

The Board intends to identify a candidate to replace Mr. Bell and to appoint a new director who satisfies the requirements of the Nasdaq Listing Rules prior to the expiration of the applicable cure period.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As described above in Item 3.01, on June 12, 2017, Sam Bell resigned from the Board, Audit Committee, Compensation Committee of the Board, and the Nominating and Corporate Governance Committee of the Board, of Sigma.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sigma Labs, Inc.
June 15, 2017
By: /s/ Mark J. Cola
Name: Mark J. Cola Title: President and Chief Executive Officer